Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “RXSIGHT, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF JULY, A.D. 2021, AT 2:55 O` CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5865416 8100 SR# 20212608507	Authentication: 203589464 Date: 07-02-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION

OF

RXSIGHT, INC.

RxSight, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

ARTICLE I

The name of this corporation is RxSight, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock,” The total number of shares which the Company is authorized to issue is 424,756,825 shares, 253,559,831 shares of which shall be Common Stock (the “Common Stock”) and 171,196,994 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share.

B.    3,676,668 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), and shall have a par value of $0.001 per share. 17,989,209 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), and shall have a par value of $0.001 per share. 12,069,000 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), and shall have a par value of $0.001 per share. 6,857,143 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), and shall have a par value of $0.001 per share. 3,650,000 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”), and shall have a par value of $0.001 per share. 5,245,000 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred”), and shall have a par value of $0.001 per share. 60,251,641 of the authorized shares of Preferred Stock are hereby designated “Series G Preferred Stock” (the “Series G Preferred”), and shall have a par value of $0.001 per share. 61,458,333 of the authorized shares of Preferred Stock are hereby designated “Series H Preferred Stock” (the “Series H Preferred,” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, and the Series G Preferred, the “Series Preferred”), and shall have a par value of $0.001 per share

C.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows. Unless otherwise indicated, references to “sections” or “subsections” in this Section C of this Article ARTICLE IV refer to sections and subsections of Section C of this Article IV.

1.	DIVIDEND RIGHTS

(a)    Senior Preferred. The holders of shares of Series H Preferred and Series G Preferred (together, the “Senior Preferred”), on a pari passu basis, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Prior Preferred (as defined below) or the Common Stock of the Company, at the rate of $0.096 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Senior Preferred. Such dividends shall be payable when, as and if declared by the Board of Directors of the Company (the “Board of Directors”). Such dividends shall not be cumulative.

(b)    Prior Preferred. After dividends in the full preferential amounts specified in Section 1(a) above for the Senior Preferred have been paid or declared and set apart in any calendar year of the Company, the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (collectively, the “Prior Preferred”), on a pari passu basis, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company, at the rate of (i) in the case of the Series A Preferred, $0.31600 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred, (ii) in the case of the Series B Preferred, $0.07024 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred, (iii) in the case of the Series C Preferred, $0.10 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred, (iv) in the case of the Series D Preferred, $0.14 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred, (v) in the case of the Series E Preferred, $0.16 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred, and (vi) in the case of the Series F Preferred, $0.20 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series F Preferred. Such dividends shall be payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(c)    Participation. If, after dividends in the full preferential amounts specified in Section 1(a) and Section 1(b) above for the Series Preferred have been paid or declared and set apart in any calendar year of the Company, the Company’s Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Series Preferred on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series Preferred is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series Preferred held by such holder pursuant to Section 4 below.

(d)    Exceptions. The provisions of clauses (a) and (b) of this Section 1 shall not, however, apply to a dividend payable in Common Stock for which adjustment is made pursuant to Section 4(k) or Section 4(m) below.

2.	VOTING RIGHTS.

(a)    General Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company, and not as a separate class, at any annual or special meeting of stockholder of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of the Series Preferred are convertible (pursuit to Section 4) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b)    Separate Vote of the Series Preferred. For so long as 8,000,000 shares of the Series Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), in addition to any other vote or consent required herein or by law, the Company shall not (by amendment, merger, reorganization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of (i) the holder of at least fifty-one percent (51%) of the outstanding shares of Senior Preferred (voting together as a single class), which shall in all cases include at least two of the following: RxSight I, LLC, Longitude Venture Partners II, L.P. and H.I.G BioVentures-Calhoun, LLC, or their respective affiliates (the “Requisite Senior Preferred Vote”), and (ii) at least a majority of the outstanding shares of Prior Preferred (voting together as a single class):

(i)    amend, alter, waive or repeal of any provision of either (A) the Certificate of Incorporation of the Comply (including any filing of a Certificate of Determination) or (B) the Bylaws of the Company, in each case in a manner that adversely changes the powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred (or any series thereof); provided, however, that (without prejudice and subject to the provisions of Section 2(b)(ii) and Section 2(c)(ii) below) the authorization, creation (by reclassification or otherwise) or issuance of any equity security (or any security that is or by its terms may become exercisable or convertible into such equity security) having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Series Preferred (or any series thereof) shall not be treated as an adverse change to the powers, preferences or other special rights or privileges, or restrictions of the Series Preferred (or any series thereof); provided, further, that if such adverse change is only to the powers, preferences, or other special rights or privileges, or restrictions of the Senior Preferred (or any series thereof), then a vote of a majority of the outstanding shares of Prior Preferred shall not be required;

(ii)    authorize, create (by reclassification or otherwise) or issue any equity security having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Series Preferred (or any series thereof) or any security that is or by its terms may become exercisable or convertible into such a class or series of stock; provided, however, that if such class or series of stock is senior to, or pari passu with, the rights of the Senior Preferred (or any series thereof), then a vote of a majority of the outstanding shares of Prior Preferred shall not be required;

(iii)    increase or decrease the number of authorized shares of the Preferred Stock;

(iv)    execute any action that reclassifies any outstanding shares of the Preferred Stock;

(v)    consummate any liquidation, dissolution, winding up, merger or reorganization of the Company that would result in the holders of the Senior Preferred being distributed consideration per share of Senior Preferred held by such holders of less than three times the Original Issue

Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for any series of the Senior Preferred;

(vi)    increase the shares of Common Stock reserved for issuance pursuant to an equity incentive plan, or adopt any new equity incentive plan or similar arrangement, unless such increase or adoption is approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Director, and at least two of the Senior Preferred Directors (as defined below);

(vii)    declare or pay a dividend on any shares of capital stock of the Company, unless otherwise approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Directors, and at least two of the Senior Preferred Directors (as defined below);

(viii)    redeem or repurchase capital stock of the Company (except for acquisitions of Common Stock by the Company pursuant to the Bylaws of the Company or written agreements which in each case permit the Company to repurchase such shares upon termination of employment, consulting or director services to the Company at the lesser of cost and fair market value or exercise the Company’s first refusal rights upon a proposed transfer), unless otherwise approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Directors, and at least two of the Senior Preferred Directors (as defined below);

(ix)    acquire all of the equity securities of another entity, or all or substantially all of the assets of another entity, in exchange for equity securities of the Company, unless otherwise approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Directors, and at least two of the Senior Preferred Directors (as defined below);

(x)    elect, appoint or remove the Chairman or Chief Executive Officer of the Company, unless otherwise approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Directors, and at least two of the Senior Preferred Directors (as defined below);

(xi)    change the authorized number of directors of the Company, unless otherwise approved by a majority of the Company’s Board of Directors, including at least one of the Prior Preferred Directors, and at least two of the Senior Preferred Directors (as defined below); or

(xii)    enter into any agreement to do any of the foregoing.

(c)    Separate Vote of the Prior Preferred. For so long as 4,000,000 shares of the Prior Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), in addition to any other vote or consent required herein or by law, the Company shall not (by amendment, merger, reorganization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of the Prior Preferred voting together as a single class:

(i)    amend, alter, or repeal of any provision of either (A) the Certificate of Incorporation or (B) the Bylaws of the Company, in each case in a manner that adversely changes the powers, preferences, or other special rights or privileges, or restrictions of the Prior Preferred (or any series thereof); provided, however, that (without prejudice and subject to the provisions of Section 2(c)(ii) below) the authorization, creation (by reclassification or otherwise) or issuance of any equity security (or any security that is or by its terms may become exercisable or convertible into such equity security) having rights, preferences or privileges which are senior to, or pari passu with, the rights of the

Prior Preferred (or any series thereof) shall not be treated as an adverse change to the powers, preferences or other special rights or privileges, or restrictions of the Prior Preferred (or any series thereof);

(ii)    authorize, create (by reclassification or otherwise) or issue any equity security having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Prior Preferred (or any series thereof) or any security that is or by its terms may become exercisable or convertible into such a class or series of stock, unless such class or series of stock is also senior to, or pari passu with, the rights of the Senior Preferred; or

(iii)    enter into any agreement to do any of the foregoing.

(d)    Separate Vote of the Senior Preferred. For so long as 8,000,000 shares of the Senior Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), in addition to any other vote or consent required herein or by law, the Company shall not (by amendment, merger, reorganization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Senior Preferred Vote:

(i)    amend, alter, or repeal of any provision of either (A) the Certificate of Incorporation of the Company or (B) the Bylaws of the Company, in each case in a manner that adversely changes the powers, preferences, or other special rights or privileges, or restrictions of the Senior Preferred (or any series thereof);

(ii)    authorize, create (by reclassification or otherwise) or issue any equity security having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Senior Preferred (or any series thereof) or any security that is or by its terms may become exercisable or convertible into such a class or series of stock; or

(iii)    enter into any agreement to do any of the foregoing.

(e)    Election of Board of Directors.

(i)    For so long as at least 4,000,000 shares of the Series H Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the holders of at least a majority of the Series H Preferred, voting as a seperate class, shall be entitled to elect one (1) member of the Company’s Board of Director (the “Series H Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of director, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii)    for so long as at least 4,000,000 shares of the Series G Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the holders of at least fifty-five percent (55%) of the Series G Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company’s Board of Directors (the “Series G Directors” and together with the Series H Director, the “Senior Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such directors;

(iii)    for so long as 4,000,000 shares of the Prior Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the holders of a majority of the Prior Preferred, voting together as a single class, shall be entitled to elect two (2) member of the Company’s Board of Director (the “Prior Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(iv)    the holders of at least a majority of the Series Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Company’s Board of Director (the “At Large Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director;

(v)    the holders of a majority of the Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(vi)    the holders of a majority of the Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholder for the election of director, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

3.	LIQUIDATION RIGHTS.

(a)    Senior Preferred. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Prior Preferred or any Common Stock by reason of their ownership thereof, the holders of the Senior Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Company an amount per share of the Senior Preferred equal to the greater of (i) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the applicable series of Senior Preferred plus all declared and unpaid dividends on such shares of the Senior Preferred for each share of the Senior Preferred held by them, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Senior Preferred Liquidation Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of the Senior Preferred of the liquidation preference set forth in this Section 3(a), then such assets legally available for distribution shall be distributed among the holders of the Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)    Prior Preferred. After the payment of the full liquidation preference of the Senior Preferred as set forth in Section 3(a), but prior to any distribution or payment made to the holder of any Series A Preferred or any Common Stock by reason of their ownership thereof: (i) the holders of the Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series B Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series B Preferred plus all declared and unpaid dividends on such shares of the Series B Preferred for each share of the Series B Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series B Preferred Liquidation Amount”); (ii) the holders of the Series C Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series C Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series C Preferred plus all declared and unpaid dividends on such shares of the Series C Preferred for each share of the Series C Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series C Preferred Liquidation Amount”); (iii) the holders of the Series D Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series D Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series D Preferred plus all declared and unpaid dividends on such shares of the Series D Preferred for each share of the Series D Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series D Preferred Liquidation Amount’); (iv) the holders of the Series E Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series E Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series E Preferred plus all declared and unpaid dividends on such shares of the Series E Preferred for each share of the Series E Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series E Preferred Liquidation Amount”); and (v) the holders of the Series F Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series F Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series F Preferred plus all declared and unpaid dividends on such shares of the Series F Preferred for each share of the Series F Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series F Preferred Liquidation Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company (after the payment of all preferential amounts required to be paid to the holders of the Senior Preferred) shall be insufficient to make payment in full to all holder of the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred of the liquidation preference set forth in this Section 3(b), then such assets legally available for distribution shall be distributed among the holders of the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)     Series A Preferred. After the payment of the full liquidation preference of the Senior Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, and the Series F Preferred as set forth in Section 3(a) and Section 3(b), but prior to any distribution or payment made to the holder of any Common Stock, the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of the Series A Preferred equal to the greater of (A) one times the Original Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for the Series A Preferred plus all declared and unpaid dividends on such shares of the Series A Preferred for each share of the Series A Preferred held by them, or (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series A Preferred Liquidation Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company (after the payment of all preferential amounts required to be paid to the holder of the of the Senior Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, and the Series F Preferred) shall be insufficient to make payment in full to all holders of the Series A Preferred of the liquidation preference set forth in this Section 3(c), then such assets legally available for distribution shall be distributed among the holder of the Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d)     Original Issue Price. “Original Issue Price” means: (a) $3.95 for each share of the Series A Preferred; (b) $0.878 for each share of the Series B Preferred; (c) $ 1.25 for each share of the Series C Preferred; (d) $1.75 for each share of the Series D Preferred; (e) $2.00 for each share of the Series E Preferred; (f) $2.50 for each share of the Series F Preferred; (g) $1.20 for each share of Series G Preferred; and (h) $ 1.20 for each share of Series H Preferred (in each case, as adjusted for stock splits, stock dividends, reclassification and the like).

(e)     Remaining Assets. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a), Section 3(b), and Section 3(c) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(f)     Deemed Liquidation. The following events shall be considered a liquidation under this Section 3 (each a “Deemed Liquidation”):

(i)     (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the corporation or other entity surviving such consolidation, merger or reorganization, or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Comply (an “Acquisition”);

(ii)     a sale, lease or other disposition of all or substantially all of the assets of the Company or a license of substantially all of the Company’s intellectual property (an “Asset Transfer”); or

(iii)     the Special Redemption.

(g)     In any of such events, if the consideration received by this Company is other than cash, its value will be determined as follows:

(A)     For securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)     if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2)     if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)    if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in ARTICLE IVC.3(g)(A)(l) or ARTICLE IVC,3(g)(A)(3)to reflect the approximate fair market value thereof, as determined by the Board of Directors.

4.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)    Right to Convert. The shares of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by multiplying the number of shares of each series of Preferred Stock being converted by such holder by the Conversion Rate of such series of Preferred Stock. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)    “Conversion Price” shall mean $0.8780 per share for the Series A Preferred, $0.8780 for the Series B Preferred, $1.2193 for the Series C Preferred, $1.5025 for the Series D Preferred, $1.6441 for the Series E Preferred, $1.6441 for the Series F Preferred, $1.2000 for the Series G Preferred, and $1.2000 for the Series H Preferred (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(c)    “Conversion Rate” shall mean (i) for each share of Series A Preferred, the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the Conversion Price of the Series A Preferred, (ii) for each share of Series B Preferred, the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the Conversion Price of the Series B Preferred, (iii) for each share of Series C Preferred, the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the Conversion Price of the Series C Preferred, (iv) for each share of Series D Preferred, the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the Conversion Price of the Series D Preferred, (v) for each share of Series E Preferred, the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the Conversion Price of the Series E Preferred, (vi) for each share of Series F Preferred, the quotient obtained by dividing the Original Issue Price of the Series F Preferred by the Conversion Price of the Series F Preferred, (vii) for each share of Series G Preferred, the quotient obtained by dividing the Original Issue Price of the Series G Preferred by the Conversion Price of the Series G Preferred, and (viii) for each share of Series H Preferred, the quotient obtained by dividing the Original Issue Price of the Series H Preferred by the Conversion Price of the Series H Preferred.

(d)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act’), covering the offer and sale of the Company’s Common Stock; provided, that the offering price per share is not less than $2.40 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the aggregate gross proceeds to the Company are not less than $40,000,000, and the Common Stock is listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market, or (ii) upon the vote or receipt by the Company of a written consent for such conversion from the holders of (x) at least a majority of the Prior Preferred and (y) the Requisite Senior Preferred Vote; or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(e)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock a holder of Preferred Stock is at the time converting into Common Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or (B) notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that the holder elects to convert the same, which notices shall state the numbers of shares of the Preferred Stock being converted. Upon such event, the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding the foregoing, on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(f)    Adjustments to Conversion Price for Diluting Issues.

(i)    Special Definition. For purposes of this Section 4(f), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(f)(iii), deemed to be issued) by the Company after the date hereof (the “Filing Date”), other than issuances or deemed issuances of:

(A)    shares of Common Stock issued upon conversion of the Preferred Stock;

(B)    shares of Common Stock issued pursuant to any event for which adjustment is made pursuant to Section 4(i) through Section 4(m):

(C)    up to 47,976,338 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) shares of Common Stock (or options, warrants or other purchase rights with respect thereto) issued or issuable to employees, officer or directors of, or consultants or advisors to the Company or any subsidiary for bona fide employment or consulting services pursuant to the Company’s 2015 Equity Incentive Plan;

(D)    shares of Common Stock issued or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; provided, that such issuances are approved by the Board of Directors;

(E)    shares of Common Stock issued pursuant to any equipment or facilities leasing or loan arrangement from a bank or similar financial or lending institution; provided, that such issuances are for other than primarily equity financing purposes and such issuances are approved by the Board of Directors;

(F)    shares of Common Stock issued in connection with technology licensing arrangements involving the Company and other entities; provided, that such issuances are approved by the Board of Directors; and

(G)    shares of Common Stock issued or issuable and agreed by holders of (i) at least a majority of the Prior Preferred and (ii) the Requisite Senior Preferred Vote to not be treated as Additional Shares of Common.

(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(h)) for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for the Series H Preferred.

(iii)    Deemed Issue of Additional Shares of Common. In the event the Company at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which shares are deemed to be issued:

(A)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(f) or pursuant to any stock dividends, combinations, splits, recapitalizations and the like, such as pursuant to Section 4(i) through Section 4(m) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C)    no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the lower of (1) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(D)    upon the expiration or termination of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration or termination, be recomputed as if:

(1)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(2)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Section 4(h)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(E)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f)(iii) as of the actual date of their issuance.

For purposes of this Section 4, “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock and “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Company shall at any time after the Filing Date issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(f)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series H Preferred in effect on the date of and immediately prior to such issue, then the Conversion Price of each affected series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price (calculated to the nearest tenth of one cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of the Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.0001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.0001 or more in the aggregate.

(h)    Determination of Consideration. For purposes of this Section 4(h), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(i)    Cash and Property. Such consideration shall:

(A)    to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company;

(B)    to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and

(C)    if Additional Shares of Common, Convertible Securities or rights or options to purchase either Additional Shares of Common or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common, Convertible Securities or rights or options.

(ii)    Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 4(f)(iii) shall be determined by dividing:

(x)    the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(i)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shades of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, at the close of business on the date of the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, at the close of business on the date of the effectiveness of such combination, be proportionately increased.

(j)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the dividend rate, Original Issue Price and liquidation preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, at the close of business on the date of the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the dividend rate, Original Issue Price and liquidation preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, at the close of business on the date of the effectiveness of such combination, be proportionately increased.

(k)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(f) resulting in a deemed liquidation under Section 3 hereof, or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4). then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(l)    Adjustments for Reorganizations, Mergers or Consolidations. If at any time or from time to time, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(f) resulting in a deemed liquidation under Section 3 hereof, or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such transaction, provision shall be made so that each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of the Preferred Stock, immediately prior to such transaction would have been entitled pursuant to such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after such transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. For the avoidance of doubt, nothing in this Section ARTICLE IVC.4(1) shall be construed as preventing the holders of Preferred Stock from seeking any dissenters’ rights to which they are otherwise entitled under the Code in connection with a merger triggering an adjustment hereunder, nor shall this Section 4(1) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such dissenters’ rights proceeding.

(m)    Adjustments for Dividends and Distributions. If the Company at any time or from time to time, makes, or fixes a record date for the determination of holder of Common Stock entitled to receive a dividend or other distribution payable in Additional Shares of Common, in each such event the Conversion Price then in effect of each affected series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price for such series then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares, of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each affected series of Preferred Stock shall be adjusted pursuant to this Section 4(m) to reflect the actual payment of such dividend or distribution.

(n)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The certificate shall include a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common issued or sold or deemed to have been issued or sold, (ii) the Conversion Price of such series, as applicable, at the time in effect, (iii) the number of Additional Shares of Common and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(o)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holder of the majority of the outstanding shares of such affected series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(p)    Notices of Record Date. Upon:

(i)    any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or

(ii)    any Acquisition (as defined in Section 3(f)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(f)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least ten (10) business days prior to the record date specified therein (or such shorter period approved by the Requisite Senior Preferred Vote, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holder of Preferred Stock at the address for each such holder as shown on the books of the Company, by electronic transmission in a manner permitted by Section 20 of the Code, or by some other manner then permitted by the Code.

(q)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(r)    Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient; if not, then on the next business day (provided, that the Company complies with Section 20 of the Code and 15 U.S.C. § 7001(c)(1) prior to sending the telex, facsimile or electronic mail), (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(s)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of

Common Stock in a name other than that in which the shares of the Series Preferred so converted were registered.

(t)    No Dilution or Impairment. Without the consent of the holders of the then outstanding Series Preferred (voting together as a single class), the Company shall not amend this A Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, and shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5.    NO REISSUANCE OF SERIES PREFERRED. No share or shares of the Series Preferred acquired by the Company by reason of purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company’s authorized stock.

A.    1 of the authorized shares of Common Stock is hereby designated “Series G Common Stock,” which share shall be non-voting and have a par value of $0.001 per share.

B.    1 of the authorized shares of Common Stock is hereby designated “Series W Common Stock,” which share shall be voting and have a par value of $0.001 per share.

ARTICLE V

Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the following shall apply; provided, however, that in the event that the Warrant (as defined below) is terminated in accordance with Article 11 thereof, this ARTICLE V shall terminate and be of no further force and effect ab initio:

A.    All shares of Common Stock and Preferred Stock, other than the Series G Common Stock and the Series W Common Stock, shall be subject to redemption upon and in accordance with this ARTICLE V any such redemption, a “Special Redemptions”).

B.    Definitions. Capitalized terms used but not defined in this ARTICLE V have the respective meanings ascribed to them in the Warrant The following capitalized terms have the following meanings for purposes of this ARTICLE V:

1.    “Aggregate Closing In-the-Money Option Exercise Price” means the aggregate exercise price of all Closing In-the-Money Options.

2.    “Aggregate Closing In-the-Money Warrant Exercise Price” means the aggregate exercise price of all Closing In-the-Money Warrants.

3.    “Common Stock Equivalents” means, without duplication: (a) with respect to the Initial Redemption Payment: (i) the shares of Company Common Stock issued and outstanding immediately prior to the Redemption Time; (ii) the shares of Company Common Stock into which each issued and outstanding share of Company Capital Stock is convertible immediately prior to the Redemption Time; (iii) the shares of Company Common Stock issuable upon the exercise in full of all unexercised Closing In-the-Money Options outstanding immediately prior to the Redemption Time; and (iv) the shares of Company Capital Stock issuable upon the exercise in full of all unexercised Closing In-the-Money Warrants outstanding immediately prior to the Redemption Time; and (b) with respect to each Future Payment: (i) the shares of Company Common Stock issued and outstanding immediately prior to the Redemption Time; (ii) the shares of Company Common Stock into which each issued and outstanding share of Company Capital Stock is convertible immediately prior to the Redemption Time; (iii) the shares of Company Common Stock issuable upon the exercise in full of all unexercised Closing In-the-Money Options and then Future Payment In-the-Money Options, in each case, outstanding immediately prior to the Redemption Time; and (iv) the shares of Company Capital Stock issuable upon the exercise in full of all unexercised Closing In-the-Money Warrants and then Future Payment In-the-Money Warrants, in each case, outstanding immediately prior to the Redemption Time.

4.    “Future Payment Aggregate Option Exercise Price” means, with respect to any Future Payment, the aggregate exercise price of all Future Payment In-the-Money Options, if any.

5.    “Future Payment Aggregate Warrant Exercise Price” means, with respect to any Future Payment, the aggregate exercise price of all Future Payment In-the-Money Warrants, if any.

6.    “Future Payment Per Share Redemption Payment” means, with respect to any Future Payment, the quotient obtained by dividing (a) the sum of (i) the amount of such Future Payment, plus (ii) any Future Payment Aggregate Option Exercise Price and/or any Future Payment Aggregate Warrant Exercise Price, in either case, applicable to such Future Payment, by (b) the Common Stock Equivalents calculated as of the time of such Future Payment.

7.    “Initial Per Share Redemption Payment” means with respect to the Initial Redemption Payment, the quotient obtained by dividing (a) the sum of (i) the amount of the Initial Redemption Payment, plus (ii) the Aggregate Closing In-the-Money Option Exercise Price, plus (iii) the Aggregate Closing In-the-Money Warrant Exercise Price, by (b) the Common Stock Equivalents with respect to the Initial Redemption Payment.

8.    “Majority of Holders” means, as of the applicable measurement date. Company Equityholders holding at least a majority of the Common Stock Equivalents existing as of such applicable measurement date.

9.    “Per Share Redemption Payments” means, collectively, (a) the Initial Per Share Redemption Payment, and (b) the Future Payment Per Share Redemption Payments, if any.

10.    “Redemption Payments” means, collectively, (a) the Initial Redemption Payment, and (b) the Future Payments, if any.

11.    “Warrant” means that certain Warrant to Purchase Series W Common Stock, dated October 12, 2017, as amended.

12.    “Warrant Holder” means the holder of the Warrant, or its successors or permitted assigns.

C.    Automatic Redemption. In connection with the Closing and the Special Redemption, all then-outstanding (i) shares of Company Capital Stock (other than the Series G Common Stock and Series W Common Stock), (ii) Company Options, and (iii) Company Warrants, in each case shall be redeemed, converted, terminated and cancelled, as applicable, in accordance with the terms of this Section C. Unless otherwise indicated, references to “sections” or “subsections” in this Section C of this ARTICLE V refer to sections and subsections of Section C of this ARTICLE V.

1.    Redemption of Capital Stock. Automatically as a result of, and immediately following, the Closing (the “Redemption Time”), and without the requirement for any action on the part of any Company Equityholder, each share of Company Capital Stock (other than, for the avoidance of doubt, the Series G Common Stock and Series W Common Stock) outstanding as of immediately prior to the Redemption Time shall (a) be mandatorily redeemed, cancelled, retired and shall cease to exist, and (b) be converted into the right to receive the Per Share Redemption Payments in cash with respect to each such share of Company Capital Stock. Each certificate that immediately prior to the Redemption Time represented any such shares of Company Capital Stock shall cease to create any rights with respect thereto, except the right to receive the applicable Redemption Payments, without interest.

2.    Conversion and Cancellation of Company Options and Company Warrants.

(a)    Each Closing In-the-Money Option outstanding as of immediately prior to the Redemption Time shall be cancelled at the Redemption Time and shall be converted automatically into the right to receive, with respect to each share of Company Capital Stock subject thereto, an amount in cash equal to (i) the Initial Per Share Redemption Payment, less the applicable exercise price of such Closing In-the-Money Option, and (ii) any and all Future Payment Per Share Redemption Payments.

(b)    Each Future Payment In-the-Money Option outstanding as of immediately prior to the Redemption Time shall be cancelled at the Redemption Time and shall be converted automatically into the right to receive, with respect to each share of Company Capital Stock subject thereto, an amount in cash equal to (i) the applicable Future Payment Per Share Redemption Payment pursuant to which such Future Payment In-the-Money Option became a Future Payment-In-the-Money Option, plus any Per Share Redemption Payments) prior to such applicable Future Payment, less the applicable exercise price of such Future Payment In-the-Money Option, and (ii) any and all additional Future Payment Per Share Redemption Payments.

(c)    Each Closing In-the-Money Warrant outstanding as of immediately prior to the Redemption Time shall be cancelled at the Redemption Time and shall be converted automatically into the right to receive, with respect to each share of Company Capital Stock subject thereto, an amount in cash equal to (i) the Initial Per Share Redemption Payment, less the applicable exercise price of such Closing In-the-Money Warrant, and (ii) any and all Future Payment Per Share Redemption Payments.

(d)    Each Future Payment In-the-Money Warrant outstanding as of immediately prior to the Redemption Time shall be cancelled at the Redemption Time and shall be converted automatically into the right, with respect to each share of Company Capital Stock subject thereto, to receive an amount in cash equal to (i) the applicable Future Payment Per Share Redemption Payment pursuant to which such Future Payment In-the-Money Warrant became a Future Payment-In-the-Money Warrant, plus any Per Share Redemption Payment(s) prior to such applicable Future Payment, less the applicable exercise price of such Future Payment In-the-Money Warrant, and (ii) any and all additional Future Payment Per Share Redemption Payments.

(e)    Any payments of any Future Payment Per Share Redemption Payments with respect to Company Options will be treated and reported for all tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(b)(4) until such amounts become due and payable hereunder and shall be paid to the holders of Company Options entitled to such payments under Section 2(a) and Section 2(b) within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1 (b)(4)(b)(4).

(f)    Notwithstanding anything contained herein or in any other document, all Company Options that are outstanding and unvested immediately prior to the Closing shall accelerate and become fully vested as of immediately prior to the Closing, without any further action required to be taken by any party.

3.    Notifications Regarding Warrant and Redemption.

(a)    Within two (2) Business Days following the Company’s receipt of a Notice of Exercise, the Company shall send a copy of such Notice of Exercise to the Holder Representative.

(b)    At least three (3) Business Days prior to the Redemption Time, the Company shall send written notice of the Closing and the Special Redemption (the “Redemption Notice”) to the Holder Representative, which notice shall specify the Redemption Time.

4.    Holder Representative; Company Equityholder Register.

(a)    Holder Representative. The Company Equityholders that represent a Majority of Holders have appointed Andy Corley as the initial sole, exclusive, true and lawful agent, representative and attorney-in-fact of the Company Equityholders (the “Holder Representative”) with respect to any and all matters relating to, arising out of, or in connection with, the Special Redemption, the Warrant and the Escrow Agreement from and after the Closing until the date when all obligations under the Warrant and the Escrow Agreement have been discharged (including all indemnification obligations thereto). The Majority of Holders may, from time to time upon written notice to the Holder Representative and prior written consent of the Company, (i) remove any Holder Representative (including any appointed by the Company as provided below) or (ii) appoint a new Holder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Holder Representative. If the Majority of Holders is required to but has not appointed a successor Holder Representative to fill any vacancy within thirty (30) calendar days from written notice from the Company to a Majority of Holders and a request by the Company to appoint a successor Holder Representative, the Company shall have the right to appoint a Holder Representative to fill any such vacancy; provided, however, that a Majority of Holders shall thereafter retain the right to remove the Holder Representative or appoint a new Holder Representative pursuant to this Section 4(a). A copy of any appointment by the Majority of Holders of any successor Holder Representative shall be provided to the Company promptly after it shall have been effected. Each successor Holder Representative shall have all of the power, authority, rights and privileges conferred by this Section 4 upon the original Holder Representative, and the term “Holder Representative” as used herein shall be deemed to include any successor Holder Representative.

(b)    Authority. The Holder Representative shall be authorized, on behalf of the Company Equityholders, (i) to acknowledge and consent to the occurrence of any Milestone, (ii) to resolve any disputes related to the occurrence of any Milestone or the payment of any Future Payment and to comply with Court Orders and awards of arbitrators related thereto, (iii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Company Equityholders any claims for indemnification under the Warrant, including the authorization to comply with Court Orders with respect to any such claim for indemnification, (iv) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under the Warrant or the Escrow Agreement (each, an “Instrument”) or under the documents referred to in the Warrant or the Escrow Agreement which the Holder Representative determines in such Holder Representative’s discretion to be necessary, appropriate or desirable in connection therewith (provided, that if any individual Company Equityholder is named in such litigation, such Company Equityholder shall have the right to tender defense), (v)to hire or retain, at the sole expense of the Company Equityholders (including through use of the Representative Set-Aside or offset against, or recovery of, Future Payments), such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder, (vi) to receive all documents, certificates and notices and make all determinations on behalf of the Company Equityholders required under the Warrant and the Escrow Agreement, (vii) to review the Closing Statement and to resolve any disputes related to such Closing Statement as specified in Section 4.5 of the Warrant, and (viii) to take all other actions to be taken by or on behalf of any Company Equityholder in connection herewith, and to do each and every act and exercise any and all rights which a Company Equityholder is, or the Company Equityholders collectively are, permitted or required to do or exercise under the Warrant or the Escrow Agreement. A decision, act, consent or instruction of the Holder Representative shall be final, binding and conclusive upon the Company Equityholders. Any party receiving an Instrument from the Holder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

(c)    No Liability of Holder Representative, the Warrant Holder or the Company. Neither the Holder Representative (nor any of the directors, officers, agents or employees of Holder Representative, if applicable) shall be liable to any Company Equityholder for any error of judgment, or any action taken, suffered or omitted to be taken in connection with the Holder Representative’s services pursuant to the Warrant and the Escrow Agreement, except in the case of liability directly arising from the Holder Representative’s fraud, gross negligence or willful misconduct. The Holder Representative may consult with legal counsel, independent public accountants and other experts selected by the Holder Representative and shall not be liable to any Company Equityholder for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Section 4, the Holder Representative shall not be required to exercise any discretion or take any action. Neither the Company nor the Warrant Holder nor any of their Affiliates shall have any liability to any of the Company Equityholders or otherwise arising out of the acts or omissions of the Holder Representative or any disputes among the Company Equityholders or between the Company Equityholders and the Holder Representative. Each of the Warrant Holder and the Company may rely entirely on its dealings with, and notices to and from, the Holder Representative to satisfy any obligations it may have under the Warrant or otherwise to the Company or the Company Equityholders, as applicable.

(d)    Register; Transfers.

(i)    The Company will maintain, and make available to the Holder Representative a register containing the name and address of all of the Company Equityholders who held Company Capital Stock, Company Options or Company Warrants as of immediately prior to the Redemption Time and whose shares of Company Capital Stock were redeemed in accordance with Section 1, Company Options that were converted, terminated and cancelled in accordance with Section 2(a) or Section 2(b), or Company Warrants that were converted, terminated and cancelled in accordance with Section 2(c) or Section 2(d), (collectively, the “Redeemed Equityholders”). Each Redeemed Equityholder may change its address as shown on such register by written notice to the Holder Representative requesting such change. Subject to the other provisions of this Section 4(d). the Redeemed Equityholder’s rights to payment upon a Special Redemption shall be transferable, in whole or in part, upon providing to the Holder Representative a properly executed assignment in form and substance reasonably acceptable to the Holder Representative, in consultation with the Company. Upon any such address change or assignment, the Holder Representative shall promptly (i) update (or cause to be updated) the Distribution Schedule and (ii) to the extent applicable, take all actions with respect to the Paying Agent and Escrow Agent as are necessary to reflect such address change or assignment.

(ii)    Notwithstanding the foregoing, after the Redemption Time, no Redeemed Equityholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Redemption Payments that becomes due and payable in accordance with Section 2(b or

Section 2, as applicable, other than (A) if such Redeemed Equityholder is an individual, (1) by the Applicable Laws of descent and distribution or succession, (2) such individual’s spouse, descendants and siblings and descendants of such individual’s siblings, (3) to one or more trusts where all of the beneficiaries of which are such individual and/or such individual’s spouse, descendants and siblings and descendants of such individual’s siblings, (4) to one or more family limited partnerships or family limited liability companies where all of the equity interests of which are and in the future shall be owned by such individual and/or such individual’s spouse, descendants and siblings and descendants of such individual’s siblings, or (5) to a Person whose primary business is the monetization of future payment streams, such as royalties, or (B) if such Redeemed Equityholder is an entity, (1) to an affiliate of such Redeemed Equityholder, (2) to a non-affiliate of such Redeemed Equityholder in connection with the sale of all or substantially all of the portfolio assets of such Redeemed Equityholder, a transfer or sale of its right to receive any portion of the Redemption Payments, if any, in connection with the winding up or dissolution of such Redeemed Equityholder or a distribution to partners or other equity holders of such Redeemed Equityholder, or (3) to a Person whose primary business is the monetization of future payment streams, such as royalties. Any transfer in violation of this Section 4(d) shall be null and void and shall not be recognized by the Company, the Holder Representative and/or the Paying Agent.

(e)    Indemnity; Costs and Expenses.

(i)    The Holder Representative (and its directors, officers, employees, stockholders, agents and representatives, if applicable) shall be indemnified and held harmless by the Company Equityholders on a several basis (in accordance with each such Company Equityholder’s respective Pro Rata Portion), and not on a joint and several basis, against any loss, damage, cost. Liability, claim, penalty, fine, forfeiture, action, fee, cost or expense (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance, performance or administration of the Holder Representative’s duties hereunder, in each case as such Representative Loss is suffered or incurred. All Representative Losses shall be paid to the Holder Representative as follows:

(A)    first, by recourse from the Representative Set-Aside; and

(B)    then, if such amounts held in the Representative Set-Aside are insufficient to satisfy such Representative Losses, then, in the Holder Representative’s reasonable discretion, either (1) by recourse from any Future Payments distributable to the Company Equityholders at such time as such amounts would otherwise be distributable to the Company Equityholders or (2) by recourse directly from the Company Equityholders.

(ii)    Notwithstanding anything in this Section 4(e), in the event that any Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Holder Representative, any amounts paid to the Holder Representative (whether from the Representative Set-Aside, withholding of Future Payments or otherwise) with respect to such Representative Loss attributable to such fraud, gross negligence or willful conduct shall be deposited in the Representative Set-Aside Account for distribution to the Company Equityholders upon release of the Representative Set-Aside Account in accordance with the terms hereunder.

5.    Escheat. None of the Company, the Warrant Holder or Holder Representative shall be liable to any Company Equityholder for any portion of the Redemption Payment delivered to a public official pursuant to any applicable abandoned property escheat or similar law.

6.    Close of Stock Transfer Books. At the Redemption Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of

Company Capital Stock on the records of the Company, other than the Warrant Share. From and after the Redemption Time, all of the shares of Company Capital Stock shall be redeemed, and no shares of Company Capital Stock shall be deemed to be outstanding other than the Warrant Share, and the holders of shares of Company Capital Stock immediately prior to the Redemption Time shall cease to have any rights with respect to such shares, except for the rights expressly provided herein (including the right to any Future Payments) or by Applicable Law.

7.    Withholding. The Company and the Paying Agent (acting on behalf of the Holder Representative), as applicable, shall be entitled to deduct and withhold from any payments, made pursuant to the Certificate of Incorporation or otherwise, any withholding Taxes or other amounts determined by the Company in its discretion to be required under the Internal Revenue Code of 1986, as amended, or any Applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of the Certificate of Incorporation as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE VI

The Board of Directors of the Company is expressly authorized to make, alter or repeal Bylaws of the Company except as required by applicable law.

ARTICLE VII

Election of directors need not be by written ballot unless a stockholder demands election by ballot at a meeting and before the voting begins, or unless otherwise provided in the Bylaws of the Company.

ARTICLE VIII

A.    To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

B.    Any repeal or modification of the foregoing provisions of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

A.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which General Corporation Law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

B.    Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not (a) adversely affect any right or protection of any director, officer or other agent of the Company existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE X

The name and mailing address of the incorporator are as follows:

Ron Kurtz

100 Columbia Ste 120

Aliso Viejo, CA 92656

*    *    *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of this corporation on this 1st day of July, 2021.

/s/ Ron Kurtz
Ron Kurtz
Incorporator